Exhibit 10.9
EMPLOYMENT AGREEMENT
          THIS AGREEMENT (this “Agreement”) is made as of April 28, 2001, by and between Research Pharmaceutical Search, Inc., a Pennsylvania corporation d/b/a Research Pharmaceutical Services, Inc. (the “Company”), and Janet Brennan (“Employee”). Any capitalized terms used herein and otherwise not defined shall have the meanings assigned to them in Section 11 hereof.
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Term”).
          2. Position and Duties.
               (a) Employee shall serve as the Vice President of Clinical Operations and Strategic Development of the Company and shall have the normal duties, responsibilities and authority of the Vice President of Clinical Operations and Strategic Development, subject to the overall discretion and authority of the Board.
               (b) Employee shall report to the President of the Company, and Employee shall devote his or her best efforts and his or her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Employee shall perform his or her duties and responsibilities to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner.
          3. Base Salary and Benefits.
               (a) During the Term, Employee shall be entitled to (i) receive a base salary of $165,000 per annum or such other higher rate as the Board may designate from time to time (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and (ii) participate in all benefit plans, including medical, dental, retirement, short- and long-term disability, stock incentive and other such plans established by the Company from time to time for executives or employees of the Company generally (“Benefits”). In addition, Employee shall be eligible to receive an annual performance bonus in such amount as determined by the Board in its sole discretion.
               (b) The Company shall reimburse Employee for all reasonable expenses incurred by him or her in the course of performing his or her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

          4. Term.
               (a) The Term shall end one (1) year from the date hereof, except that the Term shall be automatically renewed for successive one (1) year periods after the initial Term unless terminated in writing by either the Company or Employee at least thirty (30) days prior to the end of the Term or any renewal thereof; provided that (i) the Term and Employee’s employment shall terminate prior to such date upon Employee’s death or permanent Disability and (ii) the Employee’s employment may be terminated by the Company or the Employee at any time prior to such date.
               (b) The Employee’s employment may be terminated by the Company at any time for any reason. If Employee’s employment is terminated by the Company without Cause during the Term of this Agreement, Employee shall be entitled Base Salary and Benefits for a period of one (1) year following the date of termination. Any such amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Employee not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this Section 4(b) during such times as Employee is in breach of Sections 5, 6, 7 or 8 hereof. Upon request from time to time, Employee shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him or her. As a condition to the Company’s obligations (if any) to make severance payments pursuant to this Section 4(b), Employee will execute and deliver a general release in form and substance reasonably satisfactory to the Company.
               (c) If this Agreement is terminated pursuant to Section 4(a)(i) above, Employee shall be entitled to receive his or her Base Salary through the date of termination. Any such amounts payable under this Section 4(c) will be payable at such times as such amounts would have been payable had Employee not been terminated.
               (d) If this Agreement is terminated by the Company for Cause or by the Employee, Employee shall be entitled to receive his or her Base Salary through the date of termination. Any such amounts payable under this Section 4(d) will be payable at such times as such amounts would have been payable had Employee not been terminated.
               (e) During the period that Employee is entitled to payment of his or her Base Salary or other payments under Section 4(b), the Company shall pay and maintain for Employee’s benefit Employee’s participation and/or rights under the Company’s health, life and disability insurance plans, as well as any other benefits then in effect. The Company may offset any amounts Employee owes it or its Subsidiaries for liquidated claims against any amounts it owes Employee hereunder.
          5. Confidential Information. Employee acknowledges that the information, observations and data obtained by him or her while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Employee agrees that he or she shall not disclose to any unauthorized person or use for his or her own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions. Employee shall deliver to the Company at the termination of his or her employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he or she may then possess or have under his or her control.
          6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Subsidiaries (“Work Product’) belong to the Company or such Subsidiary. Employee shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after Employee’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
          7. Non-Compete. In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of his or her employment with the Company he or she shall become familiar, and during his or her employment with the Company he or she has become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his or her services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Employee agrees that, during the one (1) period following Employee’s termination of employment (the “Non-Compete Period”), he or she shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business which is involved (or has definite plans to get involved) in business activities that engage in the business of contract research organization, recruiting, staffing and placement of personnel in the areas of clinical research, medical writing, biostatistics and programming. Nothing herein shall prohibit Employee from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.
          8. Non-Solicitation. During the one (1) year period immediately following the termination of Employee’s employment (the “Non-Solicitation Period”), Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person, who was an employee of the Company or any Subsidiary at any time during the four (4) years immediately preceding the Employee’s termination, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries) or (iv) service (except in the capacity of an employee) any customer, licensee, agent or franchisee of the Company or any Subsidiary who was a customer, licensee, agent or franchisee of the Company or any Subsidiary at any time during the two (2) years immediately preceding the Employee’s termination.
          9. Enforcement. If, at the time of enforcement of Sections 5, 6, 7 or 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement because the services provided by Employee pursuant to this Agreement are unique and because Employee has access to Confidential Information and Work Product. As such, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an actual breach or violation by Employee of Sections 7 or 8, the Non-Compete Period and the Non-Solicitation Period shall be tolled until such breach or violation has been duly cured. Employee hereby acknowledges and agrees that the restrictions contained in Sections 7 or 8 are reasonable.
          10. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company by Employee in writing (including a copy of such agreement), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.
          11. Definitions.
          “Board” shall mean the board of directors of the Company.
          “Cause” shall mean (i) the conviction of a felony or the commission of any other act or omission involving dishonesty or fraud, (ii) failure to perform duties as directed by the Board (which failure is not cured within 30 days following written notice from the Board); provided such duties are reasonable and consistent with the duties generally performed by an executive of the same, title, stature, duties and position as Employee or are otherwise consistent with this Agreement, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (iv) any material breach (which failure is not cured within 30 days following written notice from the Board) of this Agreement.
          “Disability” (i) shall mean any physical or mental incapacitation which results in Employee’s inability to perform his or her duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by an Independent Medical Doctor and (ii) shall be deemed to have occurred on the later of either the 120th day of such inability to perform or the date on which the benefits under the Company’s long term disability insurance become payable to the Employee. For the purposes of this definition, an “Independent Medical Doctor” shall be a medical doctor chosen in the following manner: the Employee and the Board shall each choose a medical doctor and such medical doctors, together, shall choose a third medical doctor who shall be the Independent Medical Doctor.
          “Subsidiaries” shall mean any entity of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
          12. Survival. Sections 4, 5, 6, 7 and 8 and Sections 11 through 20 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employee’s employment by the Company.
          13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by overnight courier (by a reputable courier service) or first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Employee:
Janet Brennan
c/o ReSearch Pharmaceutical Services, Inc.
725 Skippack Pike, Suite 200
Blue Bell, Pennsylvania 19422
Fax: (215) 540-0770
Notices to the Company:
ReSearch Pharmaceutical Services, Inc.
725 Skippack Pike, Suite 200
Blue Bell, Pennsylvania 19422
Fax: (215) 540-0770
Attention: President
with copies to:
Pepper Hamilton LLP
1235 Westlakes Drive Suite 400
Berwyn, PA 19312-2401\
Attention: James D. Rosener, Esq.
Telecopy: (610) 640-7835

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          15. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
          17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his or her rights or delegate his or her obligations hereunder without the prior written consent of the Company.
          19. Choice of Law; Consent to Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In the case of any dispute under or in connection with this Agreement, the Employee may only bring suit against the Company in the Courts of the State of Pennsylvania in and for the County of Montgomery or in the Federal District Court for such geographic location. The Employee hereby consents to the jurisdiction and venue of the courts of the State of Pennsylvania in and for the County of Montgomery or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the Employee hereby waives any claim he or she may have at any time as to forum non conveniens with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Agreement in any appropriate court and in any jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.
          20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
* * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

RESEARCH PHARMACEUTICAL SEARCH, INC.
By:	/s/ Daniel M. Perlman
Its: President

/s/ Janet L. Brennan
Employee